UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2026

VSEE HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41015	86-2970927
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

980 N Federal Hwy #304 Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 672-7068

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VSEE	OTC
Warrants, which entitles the holders to purchase one (1) share of common stock at a price of $11.50 per whole share	VSEEW	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement.

Strata Agreement

On September 2, 2026, VSee Health, Inc., a Delaware corporation (the “Company”), executed a Strata Purchase Agreement (the “Strata Agreement”) with Clearthink Capital Partners, LLC (“Clearthink”). Pursuant to the Strata Agreement, Clearthink has committed to purchase up to $5.0 million (the “Commitment Amount”) of Company common stock, $0.0001 par value per share (the “common stock”), at the Company’s direction from time to time, subject to the satisfaction of the conditions in the Strata Agreement.

Such sales of common stock, if any, will be subject to certain limitations, and may occur from time to time at the Company’s sole discretion over the approximately 36-month period commencing on the date that a registration statement (the “Registration Statement”) covering the resale by Clearthink of the shares of common stock purchased from the Company (which the Company has agreed to file) is declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and remains effective, and the other conditions set forth in the Strata Agreement are satisfied.

Clearthink has no right to require the Company to sell any shares of common stock to Clearthink, but the Company may request that Clearthink make purchases at the Company’s direction subject to certain conditions. There is no upper limit on the price per share that Clearthink could be obligated to pay for the common stock under the Strata Agreement. Clearthink also has the option to decline a purchase request if the Company’s share price has materially declined causing the purchase to be negatively valued at the onset.

Actual sales of shares of common stock to Clearthink from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock and determinations by the Company as to the appropriate sources of funding for its operations. The net proceeds that the Company may receive under the Strata Agreement cannot be determined at this time, since it will depend on the frequency and prices at which the Company sells shares of its common stock to Clearthink, the Company’s ability to meet the conditions of the Strata Agreement and the other limitations, terms and conditions of the Strata Agreement. The Company expects that any proceeds received by the Company from such sales to Clearthink will be used for working capital and general corporate purposes.

The Strata Agreement also prohibits the Company from directing Clearthink to purchase any shares of common stock if those shares, when aggregated with all other shares of the Company’s common stock then beneficially owned by Clearthink and its affiliates as a result of purchases under the Strata Agreement, would result in Clearthink and its affiliates having beneficial ownership of more than the 9.99% of the Company’s then outstanding common stock.

The Company may direct Clearthink to purchase amounts of its common stock under the Strata Agreement that it specifies from time to time in a written notice (a “Request Notice”) delivered to Clearthink on any trading day up to the Commitment Amount. The maximum amount that the Company may specify in any one Request Notice is equal to the lesser of $1,000,000 or 300% of the average number of shares traded for the eight (8) trading days prior to the date of the Request Notice.

The purchase price of the shares of common stock will be equal to 85% of the lowest daily closing price during the ten (10) trading days preceding the purchase date.

Unless earlier terminated as provided in the Strata Agreement, the Strata Agreement will terminate automatically on the earliest to occur of: (i) the 36-month anniversary of the date of the Registration Statement becoming effective; and (ii) the date on which Clearthink shall have purchased shares of common stock under the Strata Agreement for an aggregate gross purchase price equal to the Commitment Amount under the Strata Agreement. The Company has the right to terminate the Strata Agreement at any time, at no cost or penalty, upon delivering notice of termination to Clearthink. Such termination will not become effective until one (1) business day after such notice is received by Clearthink.

As consideration for Clearthink’s irrevocable commitment to purchase common stock upon the terms of and subject to satisfaction of the conditions set forth in the Strata Agreement, upon execution of the Strata Agreement, the Company agreed to issue a total of 40,000 shares of common stock (the “Commitment Fee Shares”) to Clearthink. The Commitment Fee Shares are to be issued and deemed earned upon the signing of the Strata Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above is hereby incorporated herein by reference. The issuance of the Commitment Fee Shares and any shares of common stock issuable pursuant to the Strata Agreement was made or will be made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Strata Purchase Agreement, dated September 2, 2026, between VSee Health, Inc. and Clearthink Capital Partners LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 9, 2026	VSEE HEALTH, INC.

	By:	/s/ Imoigele Aisiku
	Name:	Imoigele Aisiku
	Title:	Chief Executive Officer

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